Exhibit 10.1

July 24, 2012

Steven J. Nunes

2605 SE 2nd Court

Pompano Beach, FL 33062

Dear Steven:

This letter agreement confirms your resignation as an employee of MAKO Surgical Corp. (“MAKO”) as of July 17, 2012 (the “Separation Date”). The purpose of this letter agreement is to confirm the agreement between you and MAKO concerning the terms of your departure.

1.            Your last day of active employment will be July 17, 2012. For all purposes, your separation from employment will be characterized as a termination without cause.

2.            MAKO confirms that you shall be entitled to all rights and benefits under that certain Amended and Restated Employment Agreement between you and MAKO effective as of February 13, 2009 (the “Employment Agreement”), including all benefits under Section 5.3 of the Employment Agreement, with the following modifications:

a)   Your severance payment shall be equal to ten (10) months (comprised of nine (9) months provided for in Section 5.3(iii) and one (1) month in lieu of thirty days written notice provided for in Section 5.3) of your annual salary, in the gross amount of $238,499.70, and shall be paid to you, less applicable payroll withholding, in two equal payments, the first to be made not later than August 1, 2012 and the second to be made not later than September 1, 2012.

b)   The health insurance coverage for you shall continue for ten (10) months after the Separation Date. Thereafter, you shall have the right to continue such coverage for an additional eighteen (18) month period under COBRA by paying MAKO the appropriate COBRA premiums. MAKO represents to you that its group health insurance provider provides coverage to MAKO under a “fully insured” plan.

All other provisions of the Employment Agreement which, by their terms, are intended to survive the termination of your employment shall continue to survive in full force and effect, provided however, that, for the avoidance on doubt, notwithstanding Sections 5.3(i) and 5.3(ii) of the Employment Agreement, you will are not eligible for and shall not therefore receive any payment or consideration of any kind under any company bonus or compensation plan, nor for unused personal time off (PTO).

3.            Pursuant to the terms of that certain Independent Contractor Consulting Services Agreement (the “Consulting Services Agreement”) attached hereto as Exhibit A and executed simultaneously herewith, MAKO will retain your services as an independent contractor to MAKO. The scope of your duties and compensation shall be as set forth in the Consulting Services Agreement.

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4.            You and MAKO agree that, if any third parties contact MAKO concerning your employment at MAKO or your separation from employment, MAKO shall consistently report to such third parties only your position at MAKO and the dates of your employment. MAKO shall make no other comments about your employment or the circumstances involved in your termination.

5.            Given that your termination has been characterized as a termination without cause, MAKO will report your termination to the applicable state unemployment assistance agency as such, and will not contest any application you may make for unemployment benefits.

6.            Pursuant to Section 7.6 of the Employment Agreement, you are, simultaneously herewith, executing and delivering to MAKO the General Release of Claims as set forth in Exhibit B.

7.            MAKO represents to you that, as of the date hereof, without independent inquiry, it is not aware of any claims or causes of action it may have against you, nor is it aware of any basis for any such claims or causes of action.

8.            You shall retain all rights under that certain Indemnification Agreement, dated February 21, 2008 between you and MAKO, a copy of which is attached as Exhibit C and which is hereby confirmed, as well as all rights to indemnification under MAKO’s certificate of incorporation and by-laws and applicable law. Nothing contained herein shall be deemed a waiver of any right to coverage under any directors and officers insurance coverage provided by MAKO to which you may be entitled.

9.           MAKO shall provide you with the following:

a)	promptly after execution of this letter agreement, a downloaded file copy of your Outlook contacts (based on your express agreement and acknowledgement of your surviving non-solicitation covenant in the Employment Agreement and your non-solicitation covenant in the Consulting Services Agreement)
b)	promptly after execution of this letter agreement, copies of and authorization to use publicly available, non-confidential MAKO marketing materials as samples of your work product
c)	during the term of the Consulting Services Agreement, continuation of your cell phone, IPAD and laptop service
d)	promptly after termination or expiration of the Consulting Services Agreement, the transfer to you of your cell phone number and cell phone contacts information.

10.         The letter, together with applicable provisions of the Employment Agreement, constitutes the entire agreement between you and MAKO (and supersedes any other communications, written or oral) with respect to your employment by MAKO and the termination of such employment, and with respect to all matters pertaining thereto.

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If the foregoing is in accordance with your understanding, would you kindly sign and return the enclosed duplicate original of this letter, whereupon this letter will constitute a binding agreement between you and MAKO on the basis set forth above.

Very truly yours,

By	/s/ Maurice R. Ferré, M.D.
Name: Maurice R. Ferré, MD
Title: President & Chief Executive Officer

Accepted and Agreed to:

/s/ Steven J. Nunes
Steven J. Nunes

Today’s Date

July 26, 2012

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